Exhibit 99.3
TELEFLEX INCORPORATED AND SUBSIDIARIES
Adjusted Segment Results of Operations
To Reflect Discontinued Operations
(Unaudited)

	For the Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Net revenues:
Medical	$1,499,109	$1,041,349	$858,676
Aerospace	253,818	197,813	155,037
Commercial	313,804	335,920	314,256

Segment net revenues	$2,066,731	$1,575,082	$1,327,969

Operating profit:
Medical	$286,330	$182,636	$161,707
Aerospace	26,067	18,253	13,605
Commercial	26,078	32,051	28,928

Segment operating profit(1)	338,475	232,940	204,240
Less: Corporate expenses	46,861	48,987	48,878
In process research & development charge	—	30,000	—
Goodwill impairment	—	2,448	1,003
Restructuring and other impairment charges	27,701	7,421	19,275
Net (gain) loss on sales of businesses and assets	(296)	1,110	732
Noncontrolling interest	(747)	(525)	314

Income from continuing operations before interest and taxes	$264,956	$143,499	$134,038

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, net (gain) loss on sales of businesses and assets, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

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TELEFLEX INCORPORATED AND SUBSIDIARIES
Adjusted Segment Results of Operations
To Reflect Discontinued Operations
(Unaudited)

	2009 Quarters		2009 Year to Date
	March 29	June 28	June 28
	(Dollars in thousands)
Net revenues:
Medical	$340,542	$363,928	$704,470
Aerospace	43,729	36,961	80,690
Commercial	61,554	66,866	128,420

Segment net revenues	$445,825	$467,755	$913,580

Operating profit:
Medical	$70,193	$78,575	$148,768
Aerospace	3,037	1,020	4,057
Commercial	2,036	4,844	6,880

Segment operating profit(1)	75,266	84,439	159,705
Less: Corporate expenses	10,934	10,495	21,429
Goodwill impairment	—	6,728	6,728
Restructuring and other impairment charges	2,463	6,166	8,629
Net loss on sales of businesses and assets	2,597	—	2,597
Noncontrolling interest	(236)	(302)	(538)

Income from continuing operations before interest and taxes	$59,508	$61,352	$120,860

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and noncontrolling interest. Unallocated corporate expenses, net loss on sales of businesses and assets, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

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